Exhibit 99.1

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES
STRONG SECOND QUARTER RESULTS

ST. PAUL, MN, July 15, 2010 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the second quarter ended June 30, 2010. MEDTOX achieved a significant increase in new clinical laboratory business for the quarter ended June 30, 2010, and laboratory drugs-of-abuse testing showed a net positive increase in revenues of 5.6% for the second quarter of 2010, compared to a decrease of 10.6% in the prior year quarter:

•	Total revenues for the quarter increased $3.9 million to $25.2 million, or 18.1%

•	Clinical Laboratory Services revenues for the quarter increased $2.2 million to $7.6 million, or 41%

•	Clinical Trial Services revenues for the quarter increased $445,000 to $2.0 million, or 28%

•	Gross profit for the quarter increased $2.7 million to $10.3 million, or 35%

•	Operating income for the quarter increased $981,000 to $1.5 million, or 176%

•	Net income for the quarter increased $701,000 to $1.0 million, or 225%

•	Diluted earnings per share for the quarter were $0.11, compared to $0.04 for the prior-year period

For the three-month period ended June 30, 2010, revenues were $25.2 million, compared to $21.3 million for the prior-year period.  The Company recorded operating income of $1.5 million for the three-month period, compared to $0.6 million for the prior-year period.  The Company recorded net income of $1.0 million for the three-month period, compared to $0.3 million for the prior-year period.  Diluted earnings per share were $0.11, compared to $0.04 in the second quarter of 2009.

For the six-month period ended June 30, 2010, revenues were $46.3 million, compared to $42.0 million for the prior-year period. Operating income was $1.7 million, compared to $1.4 million for the prior-year period. The Company recorded net income of $1.1 million, compared to $0.7 million for the prior-year period. Earnings per diluted share were $0.12, compared to $0.08 for the prior-year period.

In our Laboratory Segment, revenues from drugs-of-abuse testing in the quarter increased 5.6%, to $10.2 million, from $9.6 million in the prior-year period.  The increase is a result of more stable testing volumes from our existing workplace clients and an increase in revenues from new clients. Our clinical laboratory expansion initiated in 2008 continues to gain momentum with revenues increasing 41% to $7.6 million, compared to $5.4 million for the prior-year period. Clinical Trial Services (CTS) revenues increased to $2.0 million for the quarter, compared to $1.6 million for the prior-year period. This increase is consistent with both our expectations and with comments made in first quarter conference call.  New account activity in the clinical laboratory for the quarter was encouraging and continues to strengthen our long term view of clinical laboratory diversification efforts.

In the Diagnostic Segment, revenues were up 14% for the quarter. The increase is attributable to strong sales in the workplace drugs-of-abuse market with our PROFILE®-II A and PROFILE®-III A products, and increased sales of PROFILE®-V sold into the hospital market with our MEDTOXScan® Reader.

Revenue increases in Drug Testing, Clinical Laboratory and Diagnostic Product Sales validate our strategy of adding to our sales group, expanding clinical laboratory capabilities, and continued pursuit of market share gains in the drugs-of-abuse testing market. Cash on hand at quarter end was a record $4.9 million and the Company has no long term debt.

MEDTOX will hold a teleconference to discuss 2010 second quarter results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To access the teleconference, dial (877) 397-0286 ten minutes before the scheduled start time today.  International callers may access the call by dialing (719) 325-4830.  Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX.  A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com.  An audio replay of the conference call will be available through July 22 at (888) 203-1112, passcode # 3414282. International callers may access the replay at 719-457-0820 with the same passcode # 3414282.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995.  Forward-looking statements, including those relating to new business activity, market share, economic conditions, and momentum in our clinical laboratory business, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, and changes in the competitive environment.  Further discussions of factors that may cause such results to differ are identified in the Company's 2009 Annual Report on Form 10-K and incorporated herein by reference.   You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$10,160	$9,618	$18,956	$18,064
Clinical & other laboratory services	7,578	5,377	14,468	10,774
Clinical trial services	2,037	1,592	2,870	3,907
Product sales	5,410	4,745	10,052	9,245
	25,185	21,332	46,346	41,990

COST OF REVENUES:
Cost of services	12,551	11,634	23,584	22,751
Cost of sales	2,293	2,032	4,321	3,930
	14,844	13,666	27,905	26,681

GROSS PROFIT	10,341	7,666	18,441	15,309

OPERATING EXPENSES:
Selling, general and administrative	8,231	6,521	15,664	12,742
Research and development	573	589	1,122	1,159
	8,804	7,110	16,786	13,901

INCOME FROM OPERATIONS	1,537	556	1,655	1,408

OTHER INCOME (EXPENSE):
Interest expense	-	(5)	(1)	(11)
Other income (expense)	56	(62)	61	(246)
	56	(67)	60	(257)

INCOME BEFORE INCOME TAX EXPENSE	1,593	489	1,715	1,151

INCOME TAX EXPENSE	(581)	(178)	(626)	(420)

NET INCOME	$1,012	$311	$1,089	$731

BASIC EARNINGS PER COMMON SHARE	$0.12	$0.04	$0.13	$0.09

DILUTED EARNINGS PER COMMON SHARE	$0.11	$0.04	$0.12	$0.08

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,700,838	8,538,965	8,669,326	8,518,524
Diluted	8,963,870	8,816,645	8,907,773	8,759,333

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$4,946	$4,165
Accounts receivable, net	20,589	16,173
Inventories	3,547	3,593
Other current assets	4,478	5,032
Total current assets	33,560	28,963

Building, equipment and improvements, net	28,696	29,509

Other assets	17,220	17,645
Total assets	$79,476	$76,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,893	$9,115

Other long-term obligations	5,633	5,570

Stockholders’ equity	62,950	61,432
Total liabilities and stockholders’ equity	$79,476	$76,117